UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Rowan, James P.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   October 23, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   The Wackenhut Corporation
   WAK and WAK B
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, General Counsel and Assistant Secretary
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Series B Common                            |2331                  |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Employee Stock Options (|         |         |                       |         |          |             |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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  1997 Options          |1/28/97  |1/27/07  |Series B Common        |2,800    |15.250    |D            |                           |
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  1998 Options          |1/27/98  |1/27/08  |Series B Common        |15,000   |19.750    |D            |                           |
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  1999 Options          |2/18/99  |2/17/09  |Series B Common        |15,000   |16.6875   |D            |                           |
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1998 Series B Common Per|Note (1) |Note (1) |Series B Common        |Note (1) |Note (1)  |D            |                           |
formance Units          |         |         |                       |         |          |             |                           |
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1999 Series B Common Per|Note (1) |Note (1) |Series B Common        |Note (1) |Note (1)  |D            |                           |
formance Units          |         |         |                       |         |          |             |                           |
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Explanation of Responses:
Note
(1)
    Performance Units to be earned under Key Employee Long-Term Incentive Stock Plan based upon EPS growth in three year Performance Period.
SIGNATURE OF REPORTING PERSON
James P. Rowan BY F. E. Finizia as Attorney-in-Fact
DATE
10/23/00